Exhibit 99.1

Contacts:

Tripos, Inc.

Dr. John P. McAlister

President and Chief Executive Officer

(314) 951-3238

jmcalister@tripos.com

(Media only)

Waggener Edstrom Worldwide Healthcare

Lisa Osborne

Account Director

(202) 772-1091

lisao@waggeneredstrom.com

For Immediate Release

Nov. 8, 2007

Tripos Commences Liquidating Distribution, Forms Liquidating Trust

ST. LOUIS — Nov. 8, 2007 — Tripos, Inc. (OTCBB: TRPS), today announced the commencement of its initial liquidating dissolution pursuant to the plan of dissolution previously approved by the shareholders. Key steps in this phase of the liquidation include the following:

•                  Trading of the common stock of Tripos, Inc., will be ceased at the close of business today, Nov. 8, 2007.

•                  Trades initiated before the close of business today will be settled, but record transfers of stock initiated after that time will not be processed.

•                  The previously announced initial liquidating distribution of Tripos, Inc., will be effective as of market open tomorrow, Nov. 9, 2007.

•                  On Nov. 9, 2007, Mellon Investor Services LLC will initiate the initial distribution of $0.47 per outstanding share of common stock, to Tripos, Inc., shareholders.

•                  Tripos, Inc., has formed the Tripos, Inc., Liquidating Trust for the disposition of all remaining assets and liabilities following the initial distribution to shareholders. The trustees will be Gary Meredith, Dr. John P. McAlister and The Bank of New York Mellon.

•                  In addition to the initial cash distribution, all shareholders will receive a nontransferable, uncertificated beneficial interest in the liquidating trust.

•                  Shareholders who hold positions in street name need take no further action and will receive the initial distribution through the Depository Trust Company (DTC) on or about Nov. 9, 2007.

-more-

•                  Record holders of Tripos, Inc., stock will be paid the initial distribution against surrender of stock certificates and completed letters of transmittal.

•                  The transfer of the balance of remaining Tripos, Inc., assets, with an estimated gross carrying value of approximately $4 million, primarily in cash, to the liquidating trust is in process. These assets, subject to Tripos’ ability to turn noncash assets into cash and the resolution of Tripos’ remaining claims and liability, are expected to be available to fund future distributions.

•                  Following the transfer, Tripos will deregister with the U.S. Securities and Exchange Commission as a reporting company.

Forward-Looking Statements

This press release contains forward-looking statements concerning, among other things, Tripos’ future prospects, including: (1) Tripos’ ability to satisfy its creditors out of resources currently available; (2) the ultimate amount of net assets available for distribution to shareholders, immediately or in the future; (3) the ability of the liquidating trustees to collect and liquidate all remaining assets on favorable terms; and (4) the ultimate determination of the amount of taxes payable to U.S. and foreign tax authorities. In particular, Tripos’ ability to make distributions to its shareholders is subject to the risk that Tripos incurs additional liabilities that Tripos does not now anticipate, that Tripos’ expenses prove higher than expected, that the settlement of Tripos’ liabilities are higher than expected or that the distributions are delayed. These statements are based upon numerous assumptions that Tripos cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in Tripos’ filings with the SEC, including, without limitations, those factors set forth in Tripos’ Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2006, and those matters described from time to time in Tripos’ periodic filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, Tripos does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, and Tripos, Inc., plans to deregister as a reporting company with the SEC on or before Nov. 14, 2007.

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